FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES THE RETIREMENT OF RICHARD ROEDEL AS

CHAIRMAN OF THE BOARD OF DIRECTORS

President and CEO, Mark Behrman, to Succeed Mr. Roedel as Board Chairman

Oklahoma City, Oklahoma – August 12, 2024 - LSB Industries, Inc. (“LSB” or “the Company”), (NYSE: LXU) today announced the retirement of Richard Roedel as Chairman of the Board of Directors (the “Board”) due to personal health reasons, effectively immediately. The Board has elected Mark Behrman, LSB’s President and CEO, to serve as Chairman of the Board. Lynn White, a member of LSB’s Board since 2015, has been appointed Lead Independent Director. Mr. Roedel will remain on the Board until a successor is identified and elected in order to ensure an orderly transition.

“It has been an extremely gratifying experience to serve on a Board of this caliber,” stated Mr. Roedel. “It has been an honor to work with a group of individuals with such a deep and diverse background in industry and finance. I am very proud of our achievements helping to bring LSB Industries to the point where it is now; a well-capitalized company with strong prospects for future growth.”

“On behalf of the Board and the entire LSB team, I would like to thank Rich for his years of service to LSB,” stated Mr. Behrman. “Over the past decade, his extensive experience and knowledge have been a valuable asset as we’ve transformed the company. We move forward well-positioned in our pursuit of growth and our vision of becoming a leader in the global energy transition thanks to Rich’s contributions. We wish him all the best in his retirement.”

Mr. Behrman was appointed President and CEO in 2018 prior to which he served as the Company’s EVP and CFO beginning in 2015. Before joining LSB in 2014 as SVP, Corporate Development, Mr. Behrman had a 30-year career in finance and investment banking. Over his tenure with LSB, he has led the Company through its operational and balance sheet transformation and the establishment of its low carbon ammonia strategy. Additionally, Mr. Behrman has served on the board of PHX Minerals Inc. (NYSE: PHX) since 2017 and has been its board Chairman since 2019.

About LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the energy transition through the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the agricultural, industrial, and mining end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Investor Contacts: Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com	Media Contact: David Kimmel, Director of Communications (405) 815-4645 dkimmel@lsbindustries.com